Exhibit 2

British American Tobacco p.l.c.

12 September 2019

Simplifying BAT to drive New Category growth

British American Tobacco p.l.c. announces an important step in a programme to simplify its business and create a more efficient, agile and focused BAT. This will ensure the company is better placed to meet ever evolving consumer needs and deliver savings that can be reinvested in the growth of its portfolio of new categories such as vapour, tobacco heating products and oral tobacco.

To enable better focus on key growth areas; faster decision making; greater management accountability and the elimination of duplicative activities, the proposals will:
-	reduce management layers;
-	create fewer larger more accountable business units;
-	better leverage its Global Business Services activities; and
-	simplify all key business processes and “ways of working.”

The programme, which is planned to be substantially complete by January 2020, envisages a reduction of around 2,300 roles globally. With the focus on simplification and removal of management layers, it is expected that over 20% of the senior roles in the organisation will be affected.

A consultation process is now underway with all staff who will be impacted.

 Jack Bowles, Chief Executive said:

“Since taking on the role of Chief Executive five months ago, I have been clear that I wanted to make BAT a stronger, simpler and faster organisation and ensure a future fit culture. My goal is to oversee a step change in New Category growth and significantly simplify our current ways of working and business processes, whilst delivering long-term sustainable returns for our shareholders. This is a vital first move to help achieve these goals.

A programme of this significance involves decisions that will be difficult for our people, but ultimately it is the right thing for our business.

As a result, BAT will be better placed to deliver on our target of generating £5 billion of revenues in New Categories by 2023/24.”

Enquiries:

Press Office
+44 (0)20 7845 2888 (24 hours)  | @BATPress

Investor Relations
Mike Nightingale / Rachael Brierley / John Harney
+44 (0)20 7845 1180 / 1519 / 1263

Forward looking statements

This announcement contains certain forward-looking statements, including “forward-looking” statements made within the meaning of Section 21E of the United States Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook”, “target” and similar expressions. These include statements regarding our intentions, beliefs or current expectations concerning, amongst other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the Group operates.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are uncertainties related to the following: the impact of competition from illicit trade; the impact of adverse domestic or international legislation and regulation; changes in domestic or international tax laws and rates; adverse litigation and dispute outcomes and the effect of such outcomes on the Group’s financial condition; changes or differences in domestic or international economic or political conditions; adverse decisions by domestic or international regulatory bodies; the impact of market size reduction and consumer down-trading; translational and transactional foreign exchange rate exposure; the impact of serious injury, illness or death in the workplace; the ability to maintain credit ratings and to fund the business under the current capital structure; the inability to develop, commercialise and roll-out Potentially Reduced-Risk Products; and changes in the market position, businesses, financial condition, results of operations or prospects of the Group.

It is believed that the expectations reflected in this announcement are reasonable but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Past performance is no guide to future performance and persons needing advice should consult an independent financial adviser. The forward-looking statements reflect knowledge and information available at the date of preparation of this announcement and the Group undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on such forward-looking statements.

No statement in this communication is intended to be a profit forecast and no statement in this communication should be interpreted to mean that earnings per share of BAT for the current or future financial years would necessarily match or exceed the historical published earnings per share of BAT.

Additional information concerning these and other factors can be found in the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including the Annual Report on Form 20-F filed on 15 March 2019 and Current Reports on Form 6-K, which may be obtained free of charge at the SEC’s website, http://www.sec.gov, and the Company’s Annual Reports, which may be obtained free of charge from the British American Tobacco website www.bat.com.